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                                                                    EXHIBIT 23.2

Fred Doll
Managing Director

                                        January 19, 2005

Ultrapetrol (Bahamas) Limited
H&J Corporate Services Ltd.
Shirlaw House
87 Shirley Street
P.O. Box SS-19084
Nassau, The Bahamas

Dear Sirs:

            Reference is made to the Form F-4 registration statement, as the same may be amended from time to time (collectively, the "Registration Statement"), of Ultrapetrol (Bahamas) Limited (the "Company"), to be filed with the United States Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to the exchange offer of the Company's First Preferred Ship Mortgage Notes due 2014.

            We hereby consent to (i) the use of the graphical and statistical information supplied by us as set forth in the Registration Statement, including, without limitation, such information set forth under the headings "Industry Overview" and "Industry and Market Data", (ii) the references to our company in the Registration Statement, (iii) the naming of our company as an expert in the Registration Statement, and (iv) the filing of this letter as an exhibit to the Registration Statement to be filed with the United States Securities and Exchange Commission pursuant to the Securities Act. We also hereby agree to execute and deliver such other and further consents as the Company may reasonably request.

                                Very truly yours,

                                /s/ Fred Doll
                                -------------

                                Fred Doll
                                for DOLL SHIPPING CONSULTANCY